Exhibit 10.5

AMENDMENT THREE TO THE
DIRECTORS’ DEFERRED COMPENSATION PLAN OF
DUKE-WEEKS REALTY CORPORATION

This Amendment Three to the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation, as heretofore amended (the “Plan”), is hereby adopted this 26th day of July, 2006, by Duke Realty Corporation (the “Corporation”). Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Corporation adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Corporation has the right at any time, by action of the Board of Directors or its Executive Compensation Committee (the “Committee”), to amend the Plan in whole or in part; and

WHEREAS, the Board of Directors, upon recommendation of the Committee, has approved and authorized this Amendment Three to the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1.             By adding a new Section 4.5, which shall read as follows:

“4.5.        Source of Shares for the Plan. All distributions of Duke Stock under this Plan from and after July 26, 2006 shall be made from the Duke Realty Corporation 2005 Long-Term Incentive Plan, or any subsequent equity compensation plan approved by Duke Realty Corporation’s stockholders and designated as the Equity Incentive Plan for purposes of this Plan (the “Equity Incentive Plan”), subject to all of the terms and conditions of the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan with respect to such shares of Duke Stock distributed from this Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. From and after July 26, 2006, this Plan does not constitute a separate source of shares for the issuance of Duke Stock as described herein.”

2.             By deleting Section 5.2 and replacing it with the following:

“5.2         Methods of Distribution. All amounts allocated to a Stock Subaccount (including Stock Fees deferred under this Plan, Cash Fees deferred under this Plan allocated to a Stock Subaccount, amounts transferred hereto from the stock subaccounts under the Weeks Plan, and all adjustments made to any of the above under Article IV which are attributable to cash or stock dividends, stock splits or other similar adjustments or distributions made with respect to such deferrals) shall be distributed solely in the form of whole shares of Duke Stock with any fractional share interests distributed in cash. All amounts allocated to an Interest Subaccount under this Plan (including all amounts transferred hereto from the cash subaccounts under the Weeks Plan), shall be distributed solely in the form of cash. If distributions are made in the form of installments, each distribution shall be made prorata from the Stock Subaccount and the Interest Subaccount. The portion of the Stock Subaccount that is not distributed shall continue to be allocated to such Stock Subaccount and the portion of the Interest Subaccount, which is not distributed, shall continue to be allocated to such Interest Subaccount.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Corporation, by a duly authorized officer, has executed this Amendment Three to the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation, this 26th day of July, 2006.

DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer